SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ] Preliminary proxy statement     [ ] Confidential, for Use of the
                                        Commission Only (as

[X] Definitive proxy statement          permitted by Rule
                                        14a-6(e) (2) )

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           REPUBLIC BANCORP,INC.
               (Name of Registrant as Specified in Its Charter)

                          _________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________
        ______________________________________________________________________

    (5) Total fee paid: ______________________________________________________

[ ] Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

                   [ Letterhead of Republic Bancorp Inc. ]




                   Notice Of Annual Meeting Of Shareholders


         The Annual Meeting of Shareholders of Republic Bancorp Inc. (the "Company") will be held at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan 48050, on Wednesday, April 22, 1998 at 9:00 a.m., local time, for the following purposes:

         1. To elect fifteen (15) directors of the Company to hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

         2. To approve the adoption of the Republic Bancorp Inc. 1998 Stock Option Plan.

         3. To approve the adoption of the Republic Bancorp Inc. Voluntary Management Stock Accumulation Program.

         4. To ratify amendments to the Company's Restricted Stock Plan.

         5. To consider and act upon any other matters which may properly come before the meeting.


         Shareholders of record at the close of business on March 6, 1998 are entitled to notice of and to vote at the meeting and at any adjournments thereof.

                                        By order of the Board of Directors,

                                        /s/ George E. Parker III
                                        -----------------------------------
                                        George E. Parker III
                                        General Counsel and
                                        Corporate Secretary




Dated:  March 18, 1998




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       It is important that your shares be represented at the meeting, even if you expect to attend.
              PLEASE SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

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


PROXY STATEMENT

                        Annual Meeting of Shareholders
                            Republic Bancorp Inc.
                                April 22, 1998



GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders of Republic Bancorp Inc. in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on April 22, 1998 at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan 48050, and at any adjournments thereof. It is expected that the proxy materials will be mailed to shareholders on or about March 18, 1998.

         The registered office of the Company is located at 122 South Main Street, Ann Arbor, Michigan 48104, telephone number (313) 665-4030. Shareholders who have questions regarding the matters to be voted on at the Annual Meeting should address them to George E. Parker III General Counsel and Corporate Secretary, 18720 Mack Avenue, Grosse Pointe Farms, Michigan 48236, telephone number (313) 882-6400.

         All votes will be tabulated by employees of Boston EquiServe, the Company's transfer agent for the Common Stock, who will serve as inspectors of election. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting.

         A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing with the Corporate Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than that of the proxy, (2) duly executing a subsequent proxy relating to the same shares and delivering it to the Corporate Secretary of the Company, or (3) attending the Annual Meeting and voting in person. Any written notice of revocation should be sent to the Company at its principal office, Attention: George E. Parker III General Counsel and Corporate Secretary. All proxies will be voted in accordance with the direction of the shareholder executing such proxy and, to the extent no directions are given, they will be voted "for" approval for election of the nominees for directors and "for" each of the three proposals to be presented.

         Solicitation of proxies will be made by mail, personally or by telephone, by directors, officers and regular employees of the Company. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of the voting securities of the Company held of record by such persons, and will reimburse them for their reasonable charges and out-of-pocket expenses in connection therewith. All expenses of solicitation of proxies will be paid by the Company.

ELECTION OF DIRECTORS

         The directors of the Company who have been nominated for reelection to the Board for a one year term, and their respective positions with the Company are as follows:

                                                              Officer/
Name                         Position                     Director Since
----                         --------                     --------------
Jerry D. Campbell            Chairman of the Board and        1985
                             Chief Executive Officer

Dana M. Cluckey              President, Chief Operating       1986/1995
                             Officer and Director

Bruce L. Cook                Director                         1985

Richard J. Cramer, Sr.       Director                         1991

George A. Eastman            Director                         1990

Howard J. Hulsman            Director                         1985

Gary Hurand                  Director                         1990

Dennis J. Ibold              Director                         1993

Stephen M. Klein             Director                         1988

John J. Lennon               Director                         1993

Sam H. McGoun                Director                         1990

Kelly E. Miller              Director                         1990

Joe D. Pentecost             Director                         1985

George B. Smith              Director                         1987

Jeoffrey K. Stross           Director                         1993

         Each of the above-listed directors is willing to serve another term on the Board. If any director at the time of reelection is unable to serve, or is otherwise unavailable for election, and if other nominees are designated, the persons named in the enclosed form of proxy shall have the discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board of Directors, however, the persons named in the accompanying form of proxy intend to vote for such nominees.

         The Bylaws of the Company provide for a Board of Directors (the "Board") of not less than six (6) nor more than thirty (30) persons. The current Board of Directors has determined that the number of directors who shall serve on the Board for the ensuing term shall be fifteen (15) persons. The terms of each current director will expire at the Annual Meeting. It is therefore the intention of the persons named on the enclosed form of proxy to vote such proxy for reelection of the above-listed current Board members, each of whose term shall expire at the 1999 Annual Meeting. Nominees receiving a plurality of votes cast at the meeting will be elected directors. All proxies will be voted in accordance with the direction of the shareholder executing such proxy and, to the extent no directions are given, they will be voted "for" approval for election of the nominees for directors.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION
         OF ALL NOMINEES AS DIRECTORS.

ADOPTION OF REPUBLIC BANCORP INC. 1998 STOCK OPTION PLAN

Background

         In 1997 the Company adopted the 1997 Stock Option Plan covering a maximum of 825,000 shares of Common Stock. As of February 1, 1998, options covering 222,090 shares have been issued and are outstanding under the 1997 Stock Option Plan. In furtherance of the same purposes as the 1997 Stock Option Plan, the Board of Directors on February 19, 1998 adopted the Republic Bancorp Inc. 1998 Stock Option Plan (the "1998 Plan"), subject to the approval of the Company's shareholders. The Board believes that the 1998 Plan will further assist the Company in attracting, retaining and motivating the best qualified officers and other key employees, and will further enhance the long-term mutuality of interest between the Company's shareholders and its officers and key employees. The principal features of the 1998 Plan are summarized below.

         The maximum number of shares of Common Stock that may be issued under the 1998 Plan is 1,000,000. Of the 1,000,000 shares of Common Stock authorized for issuance under the 1998 Plan, up to 800,000 shares may be issued pursuant to options which may be granted under the Voluntary Management Stock Accumulation Program. Reference is made to the description of that Program under the heading "Adoption of Republic Bancorp Inc. Voluntary Management Stock Accumulation Program" in this Proxy Statement.

Summary of Principal Features of the 1998 Plan

         Under the 1998 Plan, the Personnel, Nominating and Compensation Committee ("Compensation Committee") may grant options to officers and other key employees of the Company and its subsidiaries ("participants"). The number of participants and the number of shares of Common Stock subject to options awarded to each participant may vary from year to year. The maximum number of shares of Common Stock for which a participant may receive awards of options is limited to 50,000 shares of Common Stock over a one-year period, provided that such annual maximum shall not include tandem options issued under the Voluntary Management Stock Accumulation Program, which are subject to maximum limits established by the terms of that Program. Reference is made to the description of that Program under the heading "Adoption of Republic Bancorp Inc. Voluntary Management Stock Accumulation Program" in this Proxy Statement. As of the date of this Proxy Statement, no determination has been made regarding the identity of the officers and key employees to whom awards of options may be made under the 1998 Plan or the number and type of such awards that will be made to any such officer or key employee. The Company estimates that approximately 100 employees of the Company will be eligible to receive options under the 1998 Plan, including the Chief Executive Officer and the other most highly compensated executive officers named in the Summary Compensation Table.

         The shares of Common Stock may be unissued shares or issued shares that were reaquired by the Company. The aggregate number of shares of Common Stock available for options under the 1998 Plan, the shares subject to any option, and the price per share, will all be proportionately adjusted for any subsequent increase or decrease in the number of issued shares of Common Stock resulting from (i) a subdivision or consolidation of shares or any other capital adjustment, (ii) the payment of a stock dividend, or (iii) other increase or decrease in such shares effected without receipt of consideration by the Company. Upon dissolution or liquidation of the Company, all options outstanding under the 1998 Plan will terminate; provided, however, that each participant (and each other person entitled under the 1998 Plan to exercise an option) will have the right, immediately prior to such dissolution or liquidation, to exercise such options in whole or in part, but only to the extent that such options are otherwise exercisable under the terms of the 1998 Plan. If shares of Common Stock under an option are not issued, those shares will again be available for inclusion in future grants.

Grants Under The 1998 Plan

         The Committee may grant participants options qualifying as incentive stock options under Section 422 of the Internal Revenue Code (the "Code") or non-qualified stock options. The exercise price of either a non-qualified stock option or an incentive stock option will be equal to the greater of the fair market value of the shares of Common Stock on the date of grant or the par value per share of Common Stock. With respect to any individual who owns 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary (a "10% Owner"), the exercise price for an incentive stock option will be not less than 110% of the fair market value of the shares of Common Stock on the date of grant. For purposes of the 1998 Plan, fair market value means, on any date, the closing price of the shares of Common Stock as reported on the Nasdaq Stock Market on such date.

         The exercise price of an option will be payable (i) in full in cash or check made payable to the Company's order; or (ii) in full through a sale and remittance procedure pursuant to which a participant will (A) provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the shares of Common Stock to be purchased and remitted to the Company, which out of the sale proceeds available on the settlement date sufficient funds will be available to cover the aggregate exercise price payable for the shares of Common Stock to be purchased and (B) concurrently provide written directives to the Company to deliver the certificates for the shares of Common Stock to be purchased directly to such brokerage firm in order to complete the sale transaction ("cashless exercise"). The term of each option will be fixed by the Compensation Committee but may not exceed ten years from the date of grant. With respect to a 10% Owner, the term of any incentive stock option may not exceed five years from the date of grant. The Compensation Committee will determine the time or times when each option may be exercised. Options may be exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee.

         The Compensation Committee may, in its discretion, include in any option granted under the 1998 Plan a condition that the grantee of an option agree to remain in the employ, and to render services to the Company or any of its subsidiaries for a special period of time following the date the option is granted. No such condition or agreement will impose upon the Company or any of its subsidiaries, however, any obligation to employ such individual for any period of time.

         Absent special action by the Compensation Committee options granted will vest and may be exercised to the extent of 25% of shares covered only after the first anniversary of the grant, to the extent of an additional 25% of shares covered only after the second anniversary of the grant, to the extent of an additional 25% of shares covered only after the third anniversary of the grant and to the full extent of shares covered after the fourth anniversary of the grant. However, options granted pursuant to the Company's Voluntary Management Stock Accumulation Program will not vest and will not be exercisable for a three year period after grant except in circumstances of death, disability or retirement of the Program participant. Reference is made to the description of the Program under the heading "Adoption of Republic Bancorp Inc. Voluntary Management Stock Accumulation Program" in this Proxy Statement.

         If a participant ceases to be employed by the Company or any of its subsidiaries, then his or her options will terminate immediately. If a participant's cessation of employment with the Company and its subsidiaries is due to retirement with the consent of the Company or any of its subsidiaries, he or she may, at any time within six (6) months after such cessation of employment, exercise his or her options to the extent that he or she was entitled to exercise them on the date of cessation of employment, but in no event shall any option be exercisable more than ten (10) years from the date it was granted. If a participant's cessation of employment with the Company and its subsidiaries is due to permanent disability (within the meaning of Code Section 22(e)(3)), the participant will have six (6) months after the date of termination of employment, but in no event after the stated expiration date of the participant's options, to exercise options that the participant was entitled to exercise on the date the participant's employment terminated as a result of the disability. The Compensation Committee may cancel an option during the six (6) month period referred to in this paragraph if the participant engaged in employment or activities contrary, in the opinion of the Compensation Committee, to the best interests of the Company or any of its subsidiaries.

         Awards under the 1998 Plan are not transferable except by will or the laws of descent and distribution and during a participant's lifetime may be exercised only by the participant. If a participant dies while employed by the Company or any of its subsidiaries or within six (6) months after having retired with the consent of the Company or any of its subsidiaries, and without having fully exercised his or her options, the executors or administrators, or legatees or heirs, of the participant's estate will have the right to exercise such options to the extent that such deceased participant was entitled to exercise the options on the date of the participant's death.

         The Board, by resolution, may terminate, amend or revise the 1998 Plan at any time but such termination, amendment or revision will not affect any options then outstanding under the 1998 Plan. Unless terminated by action of the Board, the 1998 Plan will continue in effect until February 18, 2008, but awards granted prior to such date will continue in effect until they expire in accordance with their terms. The Compensation Committee may amend, modify or terminate any outstanding option held by a participant, including substituting therefor another option of the same or a different type, changing the date of exercise or vesting and converting an incentive stock option to a non-qualified stock option, provided that the participant's consent to such action will be required unless the Compensation Committee determines in its sole discretion that the action, taking into account any related action, would not materially and adversely affect the participant.

Federal Income Tax Consequences

         Non-qualified Stock Options. An individual will not recognize income upon the grant of a non-qualified stock option. The individual will generally recognize ordinary income upon the exercise of a non-qualified stock option, in which event the Company will receive a tax deduction for compensation equal to the amount of income recognized, for the excess of the fair market value on the exercise date of the shares of Common Stock acquired over the aggregate exercise price paid. Any ordinary income recognized by an individual upon the exercise of a non-qualified stock option will increase such individual's tax basis for the shares of Common Stock received. Upon a subsequent sale or exchange of such shares, the individual will recognize capital gain or loss to the extent of the difference between the selling price of such shares and his tax basis in such shares. Such gain or loss will be long-term or short-term capital gain or loss, depending on the individual's holding period for such shares of Common Stock.

         Incentive Stock Options. An employee will not recognize income upon either the grant of an incentive stock option or upon the exercise of the incentive stock option. The employee will recognize gain or loss, depending on such individual's basis in the shares of Common Stock (which is generally equal to the exercise price paid for the shares of Common Stock), upon the sale or other disposition of the shares of Common Stock acquired upon exercise. If certain statutory holding periods are met, such gain or loss will be long-term capital gain or loss and the Company will not be entitled to any Federal income tax deduction. If the holding periods are not met, the employee may be required to recognize ordinary income and the Company will be entitled to a tax deduction for compensation equal to the amount of ordinary income, if any, recognized, provided that applicable withholding requirements are satisfied. Incentive stock options will be treated as non-qualified stock options to the extent that the aggregate fair market value of the shares of Common Stock (determined at the time the options are granted) with respect to which incentive stock options are exercisable for the first time by an individual during a calendar year (whether as a result of acceleration of exercisability or otherwise) exceeds $100,000. An employee who exercises an incentive stock option may be subject to an alternative minimum tax since, for purposes of the alternative minimum tax, the option will be treated as a non-qualified stock option. Accordingly, the taxable event for alternative minimum tax purposes will generally occur on the exercise of the option.

         Other Matters. The 1998 Plan is intended to comply with Section 162(m) of the Code which was enacted as part of the Omnibus Budget Reconciliation Act of 1993. Upon the approval of the 1998 Plan by the shareholders, options awarded under the 1998 Plan will qualify as performance-based compensation as defined in Code Section 162(m) and the regulations issued by the Department of the Treasury under such section. As such, the income attributable to such options will not be subject to the $1 million deduction limit of Code Section 162(m).

Recommendation and Vote

         To be approved, this proposal requires the affirmative vote of the holders of a majority of the voting stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions on this proposal will be counted for quorum purposes but not voted.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE REPUBLIC BANCORP INC. 1998 STOCK OPTION PLAN.

ADOPTION OF REPUBLIC BANCORP INC. VOLUNTARY MANAGEMENT STOCK
ACCUMULATION PROGRAM

Background

         On February 19, 1998 the Company's Board of Directors approved a Voluntary Management Stock Accumulation Program (the "Program") covering a maximum of 400,000 shares of Common Stock. The Program is designed to encourage the Company's senior management to increase and maintain its investment in the Company's common stock. The Board believes that a significant investment in the Company's Common Stock by senior management is desirable as it further aligns the interest of management with the interests of the Company's shareholders. The principal features of the Program are summarized below.

Summary of Principal Features of the Program

         Under the Program the Company's Personnel, Nominating and Compensation Committee ("Compensation Committee") may select key management personnel, determined by the Compensation Committee, who will have the right to acquire shares of the Company's Common Stock at fair market value; and if shares are so acquired under the Program, the key management employee will be granted two tandem options, exercisable at the current fair market value price, for every one share purchased. The participant's purchased shares may not be sold, transferred, encumbered or otherwise disposed of for a three year period so long as the participant remains in the employ of the Company or one of its subsidiaries. The tandem options may not be exercised until they have been held for three years and expire ten years from the date of grant. However, the options expire automatically upon termination of a participant's employment, except for:

         a) disability or retirement, in which case three additional months will be allowed to exercise the options, or

         b) death, in which case the estate or beneficiary will be allowed six additional months to exercise the options;

provided, in any of those situations, that the options could have been exercised in full at the time employment terminated. Additionally, a participant who retires with ten years of service, becomes disabled or dies, and who has held any tandem options for less than three years at the time of termination of participant's employment, may exercise a pro-rata fraction of his or her tandem options based upon the number of months from date of grant to termination date divided by 36 months.

         The Program provides for a one time annual election procedure to purchase the Company's Common Stock. Once each year there will be a period of ten business days, following public release of the Company's earnings, during which a participant may elect to purchase program shares. It is anticipated that the 1998 ten-day period will follow the Company's annual shareholders' meeting scheduled for April 22, 1998. In future years, the window period will follow release of the Company's earnings for the prior calendar year. However, the Program provides for delay of the window period if there is any material information regarding the Company that has not been publicly disclosed. Each participant will be invited to return an election form during the ten-day period, indicating the dollar amount of stock he or she wishes to purchase. Shortly after the ten-day period is over, the purchase price will be determined and stock will be purchased.

         The Program authorizes up to 100,000 common shares per year for sale as program shares, subject to an overall maximum of 400,000 shares while the Program is in effect. Consequently, an annual maximum of 200,000 common shares is authorized for tandem options (subject to an overall maximum of 800,000 option shares). There are annual individual limits of 10,000 program shares and 20,000 tandem options. The Compensation Committee may impose lower annual aggregate limits. If participants elect to purchase more shares than have been authorized in a given year, the authorized shares will be ratably allocated in proportion to the number of shares that each participant has elected to purchase.

Federal Income Tax Consequences

         Program shares are purchased at current market value with after-tax dollars so that increases in share value would be taxed at capital gain rates upon sale of the shares. Dividends would be taxed as ordinary income.

If the program shares are held until death, the participant's beneficiaries would receive a step-up in basis to the date-of-death value (in effect eliminating income tax on gain during the participant's lifetime).

         The tandem options will be issued under the 1998 Stock Option Plan. Reference is made to the description of the federal income tax consequences, grant and exercise of non-qualified stock options of the 1998 Stock Option Plan under the heading "Adoption of Republic Bancorp Inc. 1998 Stock Option Plan" in this Proxy Statement.

Recommendation and Vote

         To be approved, this proposal requires the affirmative vote of the holders of a majority of the voting stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions on this proposal will be counted for quorum purposes but not voted.


         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE REPUBLIC BANCORP INC. VOLUNTARY MANAGEMENT STOCK ACCUMULATION PROGRAM.

PROPOSAL TO RATIFY AMENDMENTS TO THE COMPANY'S RESTRICTED STOCK PLAN


Background

         In March 1986 the Company adopted a Restricted Stock Plan (the "Plan") which was approved by the shareholders in April 1986, and was thereafter amended and approved by the shareholders on April 28, 1993. The Restricted Stock Plan was subsequently amended by the Board of Directors on January 16, 1997 and February 19, 1998, adding additional shares to the Restricted Stock Plan and extending the restriction period from three to four years.

         The Plan provides for the discretionary grant of shares of the Company's common stock to salaried and commissioned employees of the Company and its subsidiaries by the Personnel, Compensation and Nominating Committee ("Compensation Committee"). As of February 1, 1998, approximately 200 employees were eligible to receive an award of restricted stock under the Plan. Shares are awarded by the Compensation Committee to those eligible employees who play a key role in the Company's business operations. The restricted stock is subject to a vesting requirement requiring the employee to remain in the employ of the Company or one of its subsidiaries for a period of four years from the date of the award (for awards made prior to January 16, 1997 the period is three years). By its terms the Plan may be amended from time to time by the Company's Board of Directors.

         On January 16, 1997 the Board amended the Plan to increase the number of shares under the Plan to 331,301 shares and to extend the restriction period to four years. On February 19, 1998 the Board further amended the Plan so that the total number of shares of restricted Common Stock that may be outstanding at any time under the Plan shall not exceed five percent (5%) of the issued and outstanding Common Stock of the Company. If as a result of a stock dividend, stock split, reverse stock split, recapitalization or other adjustment in the Common Stock of the Company or as a result of a merger, consolidation or other reorganization of Company there shall be any increase, decrease or adjustment in the Common Stock of the Company, an appropriate adjustment shall be made by the Board in the aggregate number of shares subject to the Plan; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. Shares of Common Stock that may be awarded under the Plan may either be authorized and unissued shares or issued shares that have been reacquired by the Company. As of February 1, 1998, 212,503 shares have been awarded and are still subject to restrictions under the Plan.

         In the event of termination of employment during the restriction period for any reason other than death, permanent disability (as defined in Internal Revenue Code Section 22(e)(3)) or normal retirement (defined as retirement age 65 or at an earlier age with the consent of the Compensation Committee and ten years service as an employee), the participant's right to the restricted stock shall cease and terminate at the date of termination. In the event of termination of employment during the restriction period by reason of death, permanent disability or normal retirement, the participant on termination shall be entitled to that fraction of each restricted stock award, the numerator of which is the number of full calendar months elapsed from the date of award to the date of termination and the denominator of which is the number of full calendar months in the applicable restriction period. A new certificate for such number of shares to which the participant is entitled shall be issued to the participant and such shares may be transferred free of the restrictions under this Plan. All remaining restricted stock in the name of the participant shall be surrendered to the Company and the participant's rights to such remaining restricted stock shall cease and terminate as of the date of termination.

         The following table sets forth the number of shares of restricted stock that have been awarded and are outstanding to employees under the Plan as of February 1, 1998:

         Name and Position                        Number of Shares
         -----------------                        ----------------

         Jerry D. Campbell                             5,500
         Chairman of the Board
         and Chief Executive Officer

         Dana M. Cluckey, President                    9,350
         and Chief Operating Officer

         Barry J. Eckhold                              4,510
         Vice President and
         Chief Credit Officer

         Thomas F. Menacher                            1,100
         Senior Vice President, Treasurer
         and Chief Financial Officer

         George E. Parker III                          2,750
         General Counsel and
         Corporate Secretary

         Executive Officer Group                      23,210

         Non-Executive Director Group                     --

         Non-Executive Officer Group                 189,293

         The Company requests shareholders' ratification of the amendments to the Plan from January 16, 1997 and February 19, 1998 in order to satisfy Nasdaq Stock Market requirements.

Recommendation and Vote

         To be approved, this proposal requires the affirmative vote of the holders of a majority of the voting stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions on this proposal will be counted for quorum purposes but not voted.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE RESTRICTED STOCK PLAN, AS AMENDED.

VOTING SECURITIES

         Holders of record of Republic Bancorp Inc. Common Stock, $5.00 par value "Common Stock", at the close of business on March 6, 1998, will be entitled to vote at the annual meeting of shareholders on April 22, 1998, and any adjournments of that meeting. As of March 6, 1998, there were 18,678,846 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter presented for shareholder action.

         The following table sets forth certain information concerning the number of shares of the Company's Common Stock as of December 31, 1997, of each of the Company's directors, each of the named executive officers, and for all directors and executive officers of the Company as a group. There are no shareholders known to Republic Bancorp Inc. management to have been the beneficial owner of more than 5% of the outstanding shares of Common Stock as of December 31, 1997.

                                                                Percentage of
                                                                  Outstanding
     Name of                               Shares               Common Shares
Beneficial Owner                   Beneficially Owned (1)  Beneficially Owned
----------------                   ----------------------  ------------------
Jerry D. Campbell,
Chairman of the Board and
Chief Executive Officer                 182,515   (2)              *

Dana M. Cluckey, President,
Chief Operating Officer and Director     87,781   (3)              *

Barry J. Eckhold, Vice President,
Chief Credit Officer                     48,367   (4)              *

Thomas F. Menacher, Senior Vice
President, Treasurer and
Chief Financial Officer                  45,380   (5)              *

George E. Parker III
General Counsel and
Corporate Secretary                      18,025   (6)              *

Bruce L. Cook, Director                  73,413   (7)              *

Richard J. Cramer, Director              56,355   (8)              *

George A. Eastman, Director             177,003   (9)              *

Howard J. Hulsman, Director             421,570  (10)          2.25%

Gary Hurand, Director                    65,352  (11)              *

Dennis J. Ibold, Director               118,932  (12)              *

Stephen M. Klein, Director               85,557  (13)              *

John J. Lennon, Director                 26,075  (14)              *

Sam H. McGoun, Director                  35,861  (15)              *

Kelly E. Miller, Director               142,173  (16)              *

Joe D. Pentecost, Director              286,413  (17)          1.53%

George B. Smith, Director               601,799  (18)          3.22%

Jeoffrey K. Stross, Director             24,871  (19)              *

All Directors and Executive
Officers as a group (18 persons)      2,497,442  (20)         13.13%

----------------------------
* Indicates that the designated individual owns less than one percent of the Company's Common Shares.

                                     10



 (1) The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Unless otherwise indicated below, each beneficial owner named has sole voting and investment power with respect to the shares identified.

 (2) Of the 182,515 shares beneficially owned by Mr. Campbell, (i) 11,000 shares are owned directly by Mr. Campbell, (ii) 37,042 shares are owned by a trust of which Mr. Campbell is trustee, (iii) 15,022 shares are owned by Mr. Campbell and held in the Company's 401(k) plan, (iv) 2,238 shares are owned by Volar Corporation, a corporation wholly owned by Mr. Campbell, (v) 5,500 shares are Restricted Stock in which Mr. Campbell maintains full voting rights, and (vi) 111,713 shares are available to Mr. Campbell upon exercise of options he holds.

 (3) Of the 87,781 shares beneficially owned by Mr. Cluckey, (i) 23,276 shares are owned jointly with his spouse, (ii) 7,906 shares are owned by Mr. Cluckey and held in the Company's 401(k) plan, (iii) 22,660 shares are Restricted Stock in which Mr. Cluckey maintains full voting rights, (iv) 33,000 shares are available upon exercise of options he holds, and (v) 939 shares are available upon exercise of warrants he holds.

 (4) Of the 48,367 shares beneficially owned by Mr. Eckhold, (i) 14,028 are owned jointly with his spouse, (ii) 12,237 shares are owned by Mr. Eckhold and held in the Company's 401(k) plan, (iii) 4,510 shares are Restricted Stock in which Mr. Eckhold maintains full voting rights, and (iv) 17,592 shares are available upon exercise of options he holds.

 (5) Of the 45,380 shares beneficially owned by Mr. Menacher, (i) 2,740 shares are owned directly by Mr. Menacher, (ii) 3,322 shares are owned by Mr. Menacher and held in the Company's 401(k) plan, (iii) 1,464 are owned jointly with his spouse, (iv) 14,410 shares are Restricted Stock in which Mr. Menacher maintains full voting rights, and (v) 23,444 shares are available upon exercise of options he holds.

 (6) Of the 18,025 shares beneficially owned by Mr. Parker, (i) 294 shares are owned directly by Mr. Parker, (ii) 5,948 shares are held in an individual retirement account over which Mr. Parker maintains investment control, (iii) 2,750 shares are Restricted Stock in which Mr. Parker maintains full voting rights, (iv) 3,533 shares are held by Mr. Parker's spouse, and (v) 5,500 shares are available upon exercise of options he holds.

 (7) Of the 73,413 shares beneficially owned by Mr. Cook, (i) 51,525 shares are owned directly by Mr. Cook, (ii) 9,610 are owned by the estate of his father of which Mr. Cook is administrator, and (iii) 12,278 shares are available upon exercise of warrants he holds.

 (8) Of the 56,355 shares beneficially owned by Mr. Cramer, (i) 36,550 shares are owned by a trust of which he is trustee, (ii) 1,749 shares are owned by a trust of which his spouse is trustee, and
         (iii) 18,056 shares are available upon exercise of warrants he holds.

 (9) Of the 177,003 shares beneficially owned by Mr. Eastman, (i) 159,063 shares are held jointly with his spouse, and (ii) 17,940 shares are available upon exercise of warrants he holds.

(10) Of the 421,570 shares beneficially owned by Mr. Hulsman, (i) 243,238 shares are owned directly by Mr. Hulsman, (ii) 156,803 shares are owned by trusts of which Mr. Hulsman is trustee, and (iii) 21,529 shares are available upon exercise of warrants he holds.

(11) Of the 65,352 shares beneficially owned by Mr. Hurand, (i) 41,504 shares are owned directly by Mr. Hurand, (ii) 2,226 shares are owned by a partnership in which he has an interest, (iii) 2,918 are owned jointly with his spouse, and (iv) 18,704 shares are available upon exercise of warrants he holds.

                                     11





(12) Of the 118,932 shares beneficially owned by Mr. Ibold, (i) 100,201 shares are owned directly by Mr. Ibold, (ii) 7,519 shares are held by his spouse, (iii) 4,831 shares are owned by Mr. Ibold's son, (iv) 121 shares are owned by Mr. Ibold's stepson, and (v) 6,260 shares are available upon exercise of warrants he holds.

(13) Of the 85,557 shares beneficially owned by Mr. Klein, (i) 73,569 shares are controlled by Mr. Klein through a trust for which he is custodian, and (ii) 11,988 shares are available upon exercise of warrants he holds.

(14) Of the 26,075 shares beneficially owned by Mr. Lennon, (i) 19,815 shares are owned directly by Mr. Lennon and (ii) 6,260 shares are available upon exercise of warrants he holds.

(15) Of the 35,861 shares beneficially owned by Mr. McGoun, (i) 2,321 shares are directly owned by Mr. McGoun, (ii) 25,670 shares are controlled by his spouse through a trust for which she is the custodian, and (iii) 7,870 shares are available upon exercise of warrants he holds.

(16) Of the 142,173 shares beneficially owned by Mr. Miller, (i) 133,128 shares are controlled by Mr. Miller through a trust for which he is trustee, and (ii) 9,045 shares are available upon exercise of warrants he holds.

(17) Of the 286,413 shares beneficially owned by Mr. Pentecost, (i) 118,042 shares are controlled by Mr. Pentecost through a trust for which he is custodian, (ii) 7,920 shares are held by his spouse,
         (iii) 4,194 shares are owned jointly by his spouse and several grandchildren, (iv) 149,997 shares are held by Better Properties Inc., a corporation of which he is President, and (v) 6,260 shares are available upon exercise of warrants he holds.

(18) Of the 601,799 shares beneficially owned by Mr. Smith, (i) 578,654 shares are owned jointly by Mr. Smith and his spouse, and (ii) 23,145 shares are owned by Mr. Smith and held in the Company's 401(k) plan.

(19) Of the 24,871 shares beneficially owned by Mr. Stross, (i) 17,001 shares are owned directly by Mr. Stross, and (ii) 7,870 shares are available upon exercise of warrants he holds.

(20) Includes 191,249 and 144,999 shares of Common Stock available upon exercise of options and warrants, respectively, for all directors and executive officers as a group.

BOARD OF DIRECTORS:

Biographical information concerning nominees for election to the Board of Directors at the annual meeting is presented below:

JERRY D. CAMPBELL     He has served as Chairman of the Board since the
                      Company was organized and has served as Chief Executive
                      Officer since April 1986. From April 1986 to January
                      1996, Mr. Campbell also served as President of the Company. Mr. Campbell is a director of Newcor, Inc. and a director of Professionals Insurance Company
                      Management Group, both publicly held companies. Mr.
                      Campbell has a B.S. degree in liberal arts from Central
                      Michigan University, an M.B.A. degree from Wayne State
                      University and an M.B.A. degree from The University of Michigan. Mr. Campbell is 57.

DANA M. CLUCKEY       He has served as President of the Company since January
                      1996, and has been employed by the Company since
                      September 1986. From November 1992 to January 1996 he was Executive Vice President and Treasurer, from
                      October 1987 to November 1992 he was the Chief
                      Financial Officer of the Company and from September
                      1986 to October 1987 he was the Controller of the Company and Cashier of Republic Bank. Mr. Cluckey has a
                      B.B.A. degree from The University of Michigan and is a Certified Public Accountant. Mr. Cluckey is 38.

BRUCE L. COOK         He is Chairman of Wolverine Sign Works of Owosso,
                      Michigan, a family-owned company specializing in outdoor advertising, and has served in that capacity, or as President of the company for several years. Mr.
                      Cook was also President and owner of Fairlane Builders, Inc., a residential construction and development company, from 1954 through 1971. Mr. Cook has both a B.B.A. and an M.B.A. degree from The University of Michigan. Mr. Cook is 69.

RICHARD J. CRAMER     He is President of Dee Cramer, Inc., sheet metal,
                      heating and air conditioning contractors, where he has been employed since 1964. Mr. Cramer has a B.S. degree from the University of Notre Dame and an M.S. degree from Michigan State University. Mr. Cramer is 57.

GEORGE A. EASTMAN     He is an Orthodontic Consultant. Dr. Eastman previously
                      had a private practice in Flint, Michigan since 1963.
                      Dr. Eastman has an M.S. degree from The University of Michigan and a D.D.S degree from The University of Michigan. Dr. Eastman is 63.

HOWARD J. HULSMAN     He is Chairman of the Board of Ross Learning, Inc.,
                      a private educational concern of Oak Park, Michigan, and has served in that capacity since July 1984. From
                      August 1973 to July 1984, he served as the President of Ross Learning, Inc. Mr. Hulsman has a B.S. degree from
                      Ferris State College and an M.A. degree from Central
                      Michigan University. Mr. Hulsman is 59.

GARY HURAND           He is President of Dawn Donut Systems, Inc., and has
                      served in that capacity since 1971. Mr. Hurand is a Trustee of BRT Realty Trust, a publicly held company located in Great Neck, New York. Mr. Hurand has a B.A.
                      degree from Michigan State University. Mr. Hurand is
                      51.

DENNIS J. IBOLD       He is President of Petersen & Ibold (attorneys at law)
                      of Chardon, Ohio and has been with the firm since 1973.
                      Mr. Ibold has a B.A. degree from Marquette University and a J.D. degree from Cleveland State University. Mr.
                      Ibold is 49.

STEPHEN M. KLEIN      He is Chairman and Chief Executive Officer of Omni
                      Financial Services, Inc., a consumer finance company, and has served in this capacity since 1993. Mr. Klein served as Chairman of the Board of Diversified
                      Insurance Services from 1989 through 1993, Chief
                      Executive Officer from 1985 through 1989, and President from 1972 through 1985. Mr. Klein has a J.D. degree from John Marshall Law School. Mr. Klein is 44.

JOHN J. LENNON        He is retired. From 1977 to 1987, Mr. Lennon was
                      Chairman and Chief Executive Officer of White Engines,
                      Inc. of Canton, Ohio. Mr. Lennon is 61.

SAM H. MCGOUN         He is President and Chief Executive Officer of Willis
                      Corroon Corporation of Michigan, Inc., an insurance agency, and has served in that capacity since 1985. Mr.
                      McGoun has a B.S. degree from Miami University of Ohio.
                      Mr. McGoun is 58.

KELLY E. MILLER       He is President and Chief Executive Officer of Miller
                      Exploration Company, a publicly held oil and gas exploration and production company headquartered in Traverse City, Michigan, and has served in this capacity since its founding in 1997. Mr. Miller was also President of Miller Oil Corporation, a joint venture capital company concentrating in the oil and gas industry, from 1986 through 1997. Mr. Miller has a B.S. and B.B.A. degrees from the University of Oklahoma. Mr. Miller is 43.

JOE D. PENTECOST      He has served as President of Better Properties Inc.,
                      a commercial real estate development company of Lansing, Michigan since 1965. Mr. Pentecost is 66.

GEORGE B. SMITH       He is Chairman of the Board of Republic Bancorp
                      Mortgage Inc. ("Republic Mortgage"), a subsidiary of
                      Republic Bank headquartered in Farmington Hills,
                      Michigan, and has served in that capacity since 1987.
                      From 1983 to 1987, Mr. Smith served as Chairman of the
                      Board of Republic Mortgage's predecessor, Mayflower
                      Mortgage Company. Mr. Smith served as Chairman of the
                      Board and President of Ann Arbor Mortgage Corporation from 1969 to 1983, and previously was a real estate broker in Wayne County, Michigan. Mr. Smith has a B.S.
                      degree from Michigan State University. Mr. Smith is 69.

JEOFFREY K. STROSS    He is a Professor of Internal Medicine, University
                      Medical Center, The University of Michigan. He has a
                      B.S. degree from The University of Michigan and an M.D.
                      degree from The University of Michigan. Dr. Stross is
                      56.

COMMITTEES AND MEETINGS

The Board of Directors has four standing Committees as follows:

         The Executive Committee meets in place of the full board, on special issues or when scheduling make it difficult to convene all of the Directors. The Committee may act on behalf of the Board on all but major corporate matters. All actions taken by the Committee are reported at the Board's next meeting. Messrs. Campbell, Cluckey, Cook, Hulsman, Miller, Pentecost and Smith are members of the Executive Committee.

         The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company and its subsidiaries. The Committee annually reviews the qualifications of the independent certified public accountants, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit and approves their non-audit services and related fees. The Committee reviews the distribution of, and compliance with, the Company's conflict of interest policy, which is sent to all Directors and appropriate managerial employees of the Company and its subsidiaries, and receives reports as to any exceptions. The Committee also reviews the scope of the internal auditors' plans each year and the results of their audits. Messrs. Hulsman, Cook, Cramer, Eastman, Hurand and Lennon are members of the Audit Committee.

         The Loan Committee reviews and approves or declines loan applications submitted from the Company's affiliates (principally Republic Bank and Republic Savings Bank) on loans of, or related loans totaling, $1,500,000 and above. The Committee also reviews the consolidated allowance for loan losses, charge-offs and problem loans on a periodic basis. Messrs. Hurand, Campbell, Cluckey, Cramer, Ibold, and Pentecost are members of the Loan Committee.

         The Personnel, Compensation and Nominating Committee identifies and recommends candidates for election to the Board. It advises the Board on terms of tenure and related matters, including issues involving potential conflicts of interest. The Committee approves standards for setting compensation levels for Company executives and grants the specific awards made under the Company's incentive bonus plan. The Committee also approves compensation of employees whose salaries are above specified levels and makes recommendations to the Board for action on compensation of executives on all matters requiring full Board approval. It also reviews senior management development and appraisal programs. Messrs. Cook, Eastman, Hulsman, Ibold, McGoun, Miller and Stross are members of the Personnel, Compensation and Nominating Committee.

         During 1997, there were five regularly scheduled meetings of the Board of Directors of the Company, eleven meetings of the Executive Committee, three meetings of the Audit Committee, twelve meetings of the Loan Committee and four meetings of the Personnel, Compensation and Nominating Committee. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the year, except for Mr. Klein who attended 55% of the meetings and Mr. Miller who attended 60% of the meetings.

         Each director (excluding directors who are also officers of the Company) was entitled to a fee of $770 for each board meeting and $275 for each committee meeting attended prior to September 30, 1997. Effective October 1, 1997 each director is entitled to a fee of $800 for each board meeting and $600 for each committee meeting which is not held in conjunction with a Board or another committee meeting. If the committee meeting is held in conjunction with a Board or another committee meeting, the attendance fee is $300. Director fees are payable in the Company's Common Stock under the Company's Director Compensation Plan. In addition, at the annual meeting of the Board of Directors, each director (excluding directors who are also officers of the Company) receives a warrant to acquire 1,500 shares of the Company's Common Stock at the fair market value on the date the warrant is granted as an annual retainer fee.

PERSONNEL, COMPENSATION AND NOMINATING COMMITTEE REPORT

         The report which follows is provided to shareholders by the members of the Personnel, Compensation and Nominating Committee of the Board of Directors of the Company ("Compensation Committee").

         General. The Compensation Committee has been a standing committee of the Board since 1985. Throughout its history, only "outside" non-employee Directors have served on the Compensation Committee. Among its other duties, the Compensation Committee is charged with the responsibilities, subject to Board of Directors' approval, of establishing, periodically reevaluating and, as appropriate, adjusting and administering Company policies concerning the compensation of management personnel, including the Chief Executive Officer ("CEO") and all other Executive Officers. In discharging such duties, the Compensation Committee is responsible for annually determining and recommending to the entire Board the annual base salary for each Executive Officer and for establishing the criteria under which cash incentive bonuses may be paid to such executives for the year. In addition, the Compensation Committee is responsible for administering the Company's current Management Incentive Bonus Plan (the "Incentive Bonus Plan"), the Republic Bancorp Inc. 1997 Stock Option Plan and the Amended and Restated Restricted Stock Plan of Republic Bancorp Inc. (the "Restricted Stock Plan"). If the Republic Bancorp Inc. 1998 Stock Option Plan and the Republic Bancorp Inc. Voluntary Management Stock Accumulation Program receive shareholder approval, the Compensation Committee will also be responsible for administering them. No grants or awards have been made under the 1998 Option Plan or the Program, and as of the date of this Proxy Statement, no determination has been made by the Compensation Committee regarding the identity of individuals to whom awards may be made or the number and type of such awards that will be made to any such individual.

         For a number of years, including fiscal 1997, a basic tenet of the Company's compensation policy as set by the Compensation Committee has been that a substantial portion of the annual compensation of Executive Officers, as well as other key management personnel, should be directly linked to operating performance for the year. Since its adoption in 1991, this policy has been implemented through the Incentive Bonus Plan. The 1997 Stock Option Plan, the Republic Bancorp Inc. Non-Qualified Stock Option Plan, which concluded in accordance with its terms in 1996, and the Restricted Stock Plan, have been implemented by the Compensation Committee to further another basic tenet of the Company's compensation philosophy that a component of potential compensation for such key employees should be tied to the market value of the Company's Common Stock. Assuming the 1998 Stock Option Plan and the Voluntary Management Stock Accumulation Program receive shareholder approval, the Compensation Committee currently intends to implement them in a fashion similar to that utilized in connection with the 1997 Stock Option Plan and the Restricted Stock Plan. This compensation philosophy closely aligns the interests of such employees with those of the shareholders and provides an incentive for the creation of increasing shareholder value over the long term.

         Overall, during fiscal 1997 as in prior years, the Executive Officers' compensation policies administered by the Compensation Committee have been aimed at providing Executive Officers with compensation opportunities competitive with those provided executives with comparable experience and responsibilities at comparable companies, while at the same time tying a substantial portion of such potential compensation to the achievement of performance goals determined by the Compensation Committee.

         Base Salaries. Base salaries for Executive Officers are initially established by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. In determining its recommendations for annual adjustments to such Executive Officers' base salaries, the Compensation Committee focuses primarily on similar "executive marketplace" data, including survey material on salary movements and range improvement for peer executives, along with consideration to the extent of the Company's success in meeting net earnings goals for the most recently completed fiscal year and its assessment of the performance rendered by such Executive Officers during the year. Based upon survey data on base salaries, the Compensation Committee believes the base salaries of the Executive Officers are less than those of its peer group.

         Mr. Campbell's 1997 base salary was $164,151. The last increase in base salary received by Mr. Campbell was in 1993. Mr. Campbell's base salary in 1998 was set at $255,000. Based on survey data, his salary as Chief Executive Officer remains less than peer group.

         Incentive Bonus Plan. Any cash bonuses awarded to Executive Officers for fiscal 1997 were pursuant to the Incentive Bonus Plan. That plan enables Executive Officers to earn an annual cash bonus generally ranging from 100% to 500% of base salary for the fiscal year, but only if Company net earnings (including bonuses) for the year have met or exceeded a target amount established at the start of the year. If less than that target but at least a certain minimum net earnings amount is achieved, which is established at the start of the year, the maximum cash bonus which an Executive Officer may be awarded for the year is reduced proportionately. Both the target and minimum net earnings amount are determined by the Compensation Committee, after analyzing historical data, strategic issues and general business conditions.

         After fiscal year-end, the cash bonus potentially awardable to an Executive Officer for that year is determined as described above. For fiscal 1997, the Company exceeded the minimum net earnings amount established by the Compensation Committee. As a result, Mr. Campbell and other Executive Officers received bonus awards based on achieving their respective net earnings amount. Mr. Campbell received a bonus of $754,500 for fiscal 1997.

         1997 Stock Option Plan, Restricted Stock Plan, 1998 Stock Option Plan and Voluntary Management Stock Accumulation Program. The 1997 Stock Option Plan and Restricted Stock Plan provide for the grant of options to purchase Common Stock and awards of restricted stock, respectively, to Executive Officers and key employees of the Company and its subsidiaries who, in the judgment of the Compensation Committee, are expected to contribute materially to the Company's success in the future. The awards of options and restricted stock made to Executive Officers and key employees during 1997 were determined in light of the above criterion and after consideration of performance factors similar to those applicable under the Incentive Bonus Plan, including the Company's target net earnings amount for fiscal 1997. Each named officer was awarded options and restricted stock during 1997. The amount of each grant is shown in the Summary Compensation Table on page 19 and the Options Grants During 1997 Table on page 21.

         If the 1998 Stock Option Plan and the Voluntary Management Stock Accumulation Program receive shareholder approval, then the Compensation Committee may grant options and awards to officers and other key employees of the Company and its subsidiaries. The number of grantees and the number of shares of Common Stock subject to options and awards that could be awarded to each grantee may vary from year to year. As of the date of this Proxy Statement, no determination has been made by the Compensation Committee regarding the identity of the officers and key employees to whom options and awards or the number and type of such options and awards that will be made to any such officer or key employee.

         Certain Tax Developments. In mid-1993, Section 162(m) was added to the Code. Subject to certain exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Code Section 162(m) prohibits the deduction of compensation in excess of $1 million paid in any year beginning with 1994 by a publicly-held corporation to any Named Officers for the year. Although Mr. Campbell's total compensation exceeded $1 million in 1997, the income realized by him as a result of the exercise of options is exempt from the $1 million deduction limit because the Option Plan was previously approved by the shareholders. For fiscal 1997, the salary and bonus paid to each of the Company's Named Officers was below $1 million, and the Committee expects the same will be true for the current fiscal year with the exception of Mr. Campbell, whose compensation may exceed $1 million. To the extent that Mr. Campbell's compensation exceeds $1 million, a portion may be non-deductible by the Company in accordance with Code Section 162(m). The 1998 Stock Option Plan and the Voluntary Management Stock Accumulation Program are intended to comply with Section 162(m) of the Code and if approved by the shareholders, income attributable to the exercise of options granted under the 1998 Stock Option Plan and awards granted under the Voluntary Management Stock Accumulation Program will not be subject to the $1 million deduction limit.

         Personnel, Compensation and Nominating Committee Members


                Bruce L. Cook, Chairperson            Sam H. McGoun
                George A. Eastman                     Kelly E. Miller
                Howard J. Hulsman                     Jeoffrey K. Stross
                Dennis J. Ibold

STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on (1) The Nasdaq Stock Market Index, which is comprised of all United States common shares traded on The Nasdaq Stock Market and (2) The Nasdaq Bank Stocks Index, which is comprised of bank and bank holding company common shares traded on The Nasdaq Stock Market over the same period. The graph assumes the investment of $100 in the Company's Common Stock, The Nasdaq Stock Market Index and The Nasdaq Bank Stocks Index on December 31, 1992 and the reinvestment of all dividends. The shareholder return shown on the graph is not necessarily indicative of future performance.


               Comparison of Five Year Cumulative Total Return


                                  [ GRAPH ]


The dollar values for total shareholder return plotted in the graph above are shown in the table below.

                                                Nasdaq
                                             Stock Market          Nasdaq
                               RBNC        (U.S. Companies)      Bank Stocks
                               ----        ----------------      -----------
              1992             100.0            100.0              100.0
              1993             128.3            114.8              114.0
              1994             104.0            112.2              113.6
              1995             128.2            158.7              169.2
              1996             157.9            195.2              223.4
              1997             328.0            239.5              377.4

COMPENSATION OF EXECUTIVE OFFICERS

          The following summary compensation table shows the compensation paid in all capacities by the Company and its subsidiaries during fiscal years 1997, 1996 and 1995 to those persons who, at December 31, 1997, were
(i) the Company's Chief Executive Officer, and (ii) the only other executive officers of the Company whose salary and bonus for 1997 exceeded $100,000 (Named Officers):

                          Summary Compensation Table

                                                            Long-Term
                                                           Compensation
                            Annual Compensation (1)           Awards
                            -----------------------   ----------------------
Name and Principal                                    Restricted      Stock     All Other
     Position            Year   Salary(2)  Bonus(2)      Stock       Options  Compensation(3)
------------------       ----   ---------  --------   ----------     -------  ---------------
Jerry D. Campbell        1997   $164,151   $754,500   $ 62,500(4)     33,000   $  4,750
Chairman and             1996    164,151    367,200         --            --      4,750
Chief Executive          1995    164,151        -0-         --            --      4,620
Officer

Dana M. Cluckey          1997   $150,000   $609,000   $ 37,500(5)     33,000   $  4,750
President and Chief      1996    125,000    275,400     57,187(5)         --      4,541
Operating Officer        1995     74,304        -0-    106,250(5)         --      2,600

Barry J. Eckhold         1997   $130,000   $383,393   $ 37,500(6)     13,200   $  4,750
Vice President           1996    112,212    174,859     11,437(6)         --      4,750
and Chief Credit         1995     92,212     80,000         --            --      4,620
Officer

Thomas F. Menacher       1997   $100,000   $352,250   $ 12,500(7)     11,000   $  3,446
Senior Vice President,   1996     80,000    183,600         --            --      2,965
Treasurer and Chief      1995     65,000        -0-    106,250(7)         --      2,221
Financial Officer

George E. Parker III     1997   $100,000   $ 56,800   $ 31,250(8)      5,500         --
General Counsel and      1996         --         --         --            --         --
Corporate Secretary      1995         --         --         --            --         --

(1) The aggregate amount of perquisites and other personal benefits for any Named Officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any such Named Officer, and is therefore not reflected in the table.

(2) Includes compensation deferred under the Republic Bancorp Inc. Deferred Compensation Plan. During 1997 Mr. Campbell deferred $50,000 of salary and $377,250 of bonus, Mr. Cluckey deferred $254,500 of bonus, Mr. Eckhold deferred $35,000 of bonus and Mr. Menacher deferred $252,250 of bonus under the Deferred Compensation Plan.

(3) The Company has a tax-deferred savings plan qualified under Internal Revenue Code Sections 401(a) and 401(k). Participants may voluntarily reduce the wages paid to them by having the Company pay a portion of their wages into the plan and the Company may contribute money to the plan which will match a portion of each participant's deferral. During 1997, 1996, and 1995, the Company paid the above amounts to the accounts of Messrs. Campbell, Cluckey, Eckhold, and Menacher, as matching contributions.

(4) Amount represents the value of 5,500 shares of Restricted Stock issued on February 10, 1997, the grant date to Mr. Campbell. The aggregate value and number of shares of Restricted Stock owned by Mr. Campbell at December 31, 1997 was $117,563 and 5,500 shares, respectively. The 5,500 shares owned by Mr. Campbell vest in February 2001. Mr. Campbell is entitled to all dividends paid on such shares of Restricted Stock.

                                     19

(5) Amounts represent the value of 3,300 shares of Restricted Stock issued on February 10, 1997, 6,050 shares of Restricted Stock issued on June 20, 1996, and 13,310 shares of Restricted Stock issued on January 19, 1995, the grant dates to Mr. Cluckey. The aggregate value and number of shares of Restricted Stock owned by Mr. Cluckey at December 31, 1997 was $484,358 and 22,660 shares, respectively. Of the 22,660 shares owned by Mr. Cluckey, 13,310 shares vest in January 1998, 6,050 shares vest in June 1999 and 3,300 vest in February 2001. Mr. Cluckey is entitled to all dividends paid on such shares of Restricted Stock.

 (6) Amount represents the value of 3,300 shares of Restricted Stock issued on February 10, 1997 and 1,210 shares of Restricted Stock issued on June 20, 1996, the grant dates to Mr. Eckhold. The aggregate value and number of shares of Restricted Stock owned by Mr. Eckhold at December 31, 1997 was $96,401 and 4,510 shares, respectively. Of the 4,510 shares owned by Mr. Eckhold, 1,210 vest in June 1999 and 3,300 vest in February 2001. Mr. Eckhold is entitled to all dividends paid on such shares of Restricted Stock.

(7) Amount represents the value of 1,100 shares of Restricted Stock issued on February 10, 1997 and 13,310 shares of Restricted Stock issued on January 19, 1995, the grant dates to Mr. Menacher. The aggregate value and number of shares of Restricted Stock owned by Mr. Menacher at December 31, 1997 was $308,014 and 14,410 shares, respectively. Of the 14,410 shares owned by Mr. Menacher, 13,310 vest in January 1998 and 1,100 vest in February 2001. Mr. Menacher is entitled to all dividends paid on such shares of Restricted Stock.

(8) Amount represents the value of 2,750 shares of Restricted Stock issued on February 10, 1997, the grant date to Mr. Parker. The aggregate value and number of shares of Restricted Stock owned by Mr. Parker at December 31, 1997 was $58,781 and 2,750 shares, respectively. The 2,750 shares owned by Mr. Parker vest in February 2001. Mr. Parker is entitled to all dividends paid on such shares of Restricted Stock.

      The following table sets forth certain information concerning options granted in 1997 under the Company's 1997 Stock Option Plan to the Named Officers.

                       Stock Option Grants During 1997

                           Number of       Percentage of
                            Shares         Total Options     Exercise
                          Underlying         Granted to        Price           Expiration         Grant Date
Name                        Options          Employees      (Per Share)           Date         Present Value (1)
----                      ----------       -------------    -----------        ----------      -----------------
Jerry D. Campbell            33,000           13.15%           $11.70            4/2007            $137,940

Dana M. Cluckey              33,000           13.15%           $11.70            4/2007            $137,940

Barry J. Eckhold             13,200            5.26%           $11.70            4/2007             $55,176

Thomas F. Menacher           11,000            4.38%           $11.70            4/2007             $45,980

George E. Parker III          5,500            2.19%           $11.70            4/2007             $22,990

(1) The grant date present value is based on the Black-Scholes Option pricing model and results in a grant date present value of $4.18 per share. The calculation included the following assumptions: estimated volatility of 25.9%; risk-free interest rate of 7.05% (based on returns available through U.S. Treasury bonds); a dividend yield of 2.61% paid through expiration; and 10 years to expiration of options. Option values are dependent on general market conditions and the performance of the Company's Common Stock. There can be no assurances that the values in this table will be realized.

      Shown below is information with respect to the stock options exercised by the Named Officers during 1997 and their holdings of options at December 31, 1997.

               Aggregated Option Exercises in Last Fiscal Year
                          and Year-End Option Values

                                                                 Number of Shares
                                                              Underlying Unexercised        Value of Unexercised
                                                                    Options at             In-the-Money Options at
                                                                 December 31, 1997           December 31, 1997(2)
                              Number of                      -------------------------    -------------------------
                                Shares           Value
                               Acquired        Realized
Name                         on Exercise      (Pre-tax)(1)   Exercisable/Unexercisable    Exercisable/Unexercisable
----                         -----------      ------------   -------------------------    -------------------------
Jerry D. Campbell              215,000        $1,927,214           111,713 / -0-               $1,756,584 / -0-

Dana M. Cluckey                     --                --            33,000 / -0-                 $319,110 / -0-

Barry J. Eckhold                    --                --            17,592 / -0-                 $178,789 / -0-

Thomas F. Menacher                  --                --            23,444 / -0-                 $255,870 / -0-

George E. Parker III                --                --             5,500 / -0-                   $3,185 / -0-

(1) For purposes of this column, "value" is determined for each exercised option by subtracting the exercise price from the sales price received by the Named Officer for the Company's Common Stock on the exercise date, as reported on The Nasdaq Stock Market.

(2) For purposes of this column, "value" is determined for each unexercised option by subtracting the aggregate exercise price for the option shares from the closing price for the Company's Common Stock on The Nasdaq Stock Market of $21.375 as of December 31, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Mr. George B. Smith, Chairman of the Board of Republic Mortgage and a director of the Company, receives a base salary of $50,000, together with a bonus plan based upon office profitabiltiy and Republic Mortgage's return on equity. For 1997, a bonus of $116,002 was paid to Mr. Smith. Mr. Smith's base salary and bonus plan were approved by the Personnel, Compensation and Nominating Committee and the Board of Directors.

         The Company's subsidiary banks, Republic Bank and Republic Savings Bank have, in the normal course of business, made loans to certain of the Company's directors and officers and to organizations in which certain directors and officers have an interest. In the opinion of management, such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility. The Company's Named Officers do not have any loans with any of the Company's subsidiaries.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         Ernst & Young LLP, independent certified public accountants for fiscal 1997, have been reappointed by the Board of Directors for fiscal 1998. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions by shareholders and to make a statement if they so desire.

PROPOSALS OF SHAREHOLDERS

         A proposal submitted by a shareholder for the 1999 annual meeting must be received by the Secretary of the Company at its principal office by November 30, 1998, in order to be eligible to be included in the Company's proxy statement and form of proxy relating to that meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Directors and Executive Officers of the Company and beneficial owners of more than 5% of its Common Stock are required to file initial reports of ownership and reports of changes in ownership of Company securities pursuant to Section 16(a) of the Exchange Act. Since May 1, 1991, such persons also have been required to provide the Company with copies of such reports. The Company has reviewed all such copies as it has received from persons known to the Company to be (or during fiscal year 1997 to have been) subject to these Section 16(a) provisions and also has received and reviewed written representations from certain persons to the effect that other reports have not been required of them. Based solely on such review, the Company believes that for fiscal year 1997 its directors and officers all complied with all applicable filing requirements.

MISCELLANEOUS

         The Company's Form 10-K annual report, including financial statements for the year ended December 31, 1997, has been provided with this notice of the 1998 Annual Meeting and Proxy Statement.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Stock Performance Graph contained herein shall not be incorporated by reference in any such filings.

         It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters are to be presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

         It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to mark, sign, date, and return the enclosed proxy in the return envelope.

[FRONT OF CARD]

                            REPUBLIC BANCORP INC.
                        Common Stock, $5.00 Par Value



             Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held April 22, 1998

The undersigned hereby appoints Jerry D. Campbell and Dana M. Cluckey, or either of them, with power of substitution in each, proxies to vote all Common Stock of the undersigned in Republic Bancorp Inc. (the "Company") at the Annual Meeting of Shareholders to be held on April 22, 1998, and at all adjournments thereof, upon all matters coming before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2, 3 AND 4.

               PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                      PROMPTLY IN THE ENCLOSED ENVELOPE.

This proxy must be signed as the name(s) appear(s) on the stock certificate. When shares are held by joint tenants, both should sign. Executors, administrators, personal representatives, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer.


HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

_________________________                       _________________________

_________________________                       _________________________

_________________________                       _________________________


[BACK OF CARD]


PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE /X/


REPUBLIC BANCORP INC.


Mark box at right if an address change or comment has been noted on
the reverse side of this card.       /  /

RECORD DATE SHARES:


Please be sure to sign and date this Proxy.        Date______________________


________________________________             ________________________________
Shareholder sign here                               Co-owner sign here


 1.  ELECTION OF DIRECTORS
     Nominees as Directors:
                                              With-         For All
                                       For    hold          Except

                                     /   /    /   /          /   /


     Jerry D. Campbell   Howard H. Hulsman  Sam H. McGoun
     Dana  M. Cluckey    Gary Hurand        Kelly E. Miller
     Bruce L. Cook       Dennis J. Ibold    Joe D. Pentecost
     Richard J. Cramer   Stephen M. Klein   George B. Smith
     George A. Eastman   John J. Lennon     Jeoffrey K. Stross

     INSTRUCTION: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

     To vote for an individual other than a nominee listed above, write the individual's name in the space provided below. You may vote for a total of fifteen (15) individuals.

 2.  To approve the adoption of the Republic Bancorp Inc. 1998 Stock Option
     Plan

      |_|For          |_| Against        |_| Abstain

3. To approve the adoption of the Republic Bancorp Inc. Voluntary Management Stock Accumulation Program.

      |_|For          |_| Against        |_| Abstain

4.   To ratify amendments to the Company's Restricted Stock Plan.

      |_|For          |_| Against        |_| Abstain

5. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

[DETACH CARD]                                                    [DETACH CARD]

                            REPUBLIC BANCORP INC.



Dear Shareholder:


The 1998 Annual Meeting of Shareholders of Republic Bancorp Inc. will be held at 9:00 a.m. on Wednesday, April 22, 1998, at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan 48050.

The vote of each shareholder is important. Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope as soon as possible.

Your vote must be received prior to the Annual Meeting of Shareholders on April 22, 1998.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

Jerry D. Campbell
Chairman and Chief Executive Officer